ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson city, Nevada 89701-4520

(775) 684-5708

Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.380)	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number Filing Date and Time Entity Number

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation

Mascota Resources Ltd.

2. The articles have been amended as follows: (provide article numbers, if available)

Article I. Name

The name of the corporation shall be Mascota Resources Corp. hereinafter, the "Corporation".

3. The undersigned declare that they constitute at least two-thirds of the following

(check only one box)   [X] incorporators      [  ] board of directors

4. Effective date of filing: (optional) _______________________

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures: (If more than two signatures, attach an 8 1/2" x 11" plain sheet with the additional signatures.)

/s/